SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            POCONO HOTELS CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                                       N/A
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
(5) Total fee paid:
- --------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
- --------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
- --------------------------------------------------------------------------------
(3) Filing Party:
- --------------------------------------------------------------------------------
(4) Date Filed:
- --------------------------------------------------------------------------------

                           POCONO HOTELS CORPORATION
                               1209 ORANGE STREET
                           WILMINGTON, DELAWARE 19801

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 23, 1996
                         ------------------------------

                                                                   April 5, 1996

Dear Stockholder:

     Notice is hereby given that the Annual Meeting of Stockholders of Pocono Hotels Corporation, a Delaware Corporation (the 'Company'), will be held at Wilmington Country Club, 4825 Kennett Pike, Greenville, Delaware 19807, on Thursday, May 23, 1996 at 12:00 Noon, for the following purposes:

          1. To elect four directors to serve for a term of three years and until their successors are duly elected and qualified;

          2. To ratify the selection of KPMG Peat Marwick L.L.P. as the Company's auditors for the year ending December 31, 1996; and

          3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 25, 1996 as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person. Accordingly, please sign the enclosed proxy and return it promptly in the envelope provided.



                                          By order of the Board of Directors,

                                          /s/ John B. Hogan
                                          ------------------------------------
                                          John B. Hogan
                                          Secretary

                           POCONO HOTELS CORPORATION
                               1209 ORANGE STREET
                           WILMINGTON, DELAWARE 19801

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

     The accompanying proxy is solicited by the Board of Directors of Pocono Hotels Corporation (the 'Company') for use at the Annual Meeting of Stockholders on May 23, 1996, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. As of March 25, 1996, the record date for determination of stockholders entitled to notice of, and to vote at, the meeting, the Company had outstanding 9,812 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be available for inspection at the address set forth above during ordinary business hours at least ten days prior to the meeting. This Proxy Statement is expected to be mailed to stockholders on or about April 5, 1996.

     Any holder of the Common Stock of the Company executing and delivering a proxy has the power to revoke it at any time before it is exercised by delivering a written notice of revocation or subsequently executed proxy to the secretary of the meeting or by voting in person at the meeting.

     The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses and other custodians will be requested to forward solicitation material to their principals to obtain authorizations for the execution of proxies. In addition to solicitation by mail, officers and regular employees of the Company may, without additional compensation, solicit proxies by telephone, telegraph or in person.

                            I. ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of 12 members, divided into three classes of four directors each. Directors are chosen for a term of three years and the term of one class of directors expires each year.

     Shares represented by properly signed proxies, unless such proxies are marked to the contrary, will be voted FOR all of the following four nominees for director for a three-year term expiring in 1999: Gardner R. Cunningham, John V.
N. Klein, Dan Raymond and Charles E. Stokes, III. Each nominee presently serves as a director of the Company.

     If any nominee should for any reason become unavailable to serve as a director of the Company at the time of the election, the persons named in the accompanying proxy intend to vote for such other person as the Board of Directors shall recommend as a replacement for any such nominee. The Board is not aware of any nominee unable or unwilling to serve as a director. Information regarding the nominees for election as directors and other directors appears below. Assuming a quorum is present, the four nominees receiving the highest number of votes cast at the annual meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

     The following table sets forth as of March 26, 1996 certain information with respect to each nominee for election as a director and each director whose term of office will continue after the meeting:

                                                         PRINCIPAL OCCUPATION AT PRESENT
                                                           AND DURING PAST FIVE YEARS;
                     NAME                          DIRECTORSHIPS IN OTHER PUBLIC CORPORATIONS         AGE      DIRECTOR SINCE
- -----------------------------------------------  -----------------------------------------------  -----------  ---------------
NOMINEES FOR A TERM EXPIRING IN 1999

Cunningham, Gardner R. (1)(2)(4)(5)(6).........  Retired; formerly Chairman of the Board and              73           1987
                                                 Chief Executive Officer of the Company (1991 to
                                                 1995); Consultant to William Zinsser & Co.,
                                                 Inc., a manufacturer of natural and synthetic
                                                 resins (1987-1995).

Klein, John V.N. (2)(4)(5).....................  Partner in the law firm of Meyer,                        64           1990
                                                 Suozzi, English & Klein,
                                                 Mineola, NY since 1980;
                                                 director, Reckson Associates
                                                 Realty Corp., a real estate
                                                 investment trust since 1995.

Raymond, Dan (1)(2)(4)(5)(6)(7)................  Vice President of the Company; Retired since             58           1985
                                                 1995; Vice President and Secretary of First
                                                 Brands Corporation, a manufacturer and seller
                                                 of plastic wrap and bags, automotive care
                                                 products and pet products, Danbury, CT until
                                                 1995.

Stokes, Charles E., III (1)(3)(7)..............  President of The Home Rubber Company, Trenton,           66           1986
                                                 NJ, a manufacturer of industrial rubber goods;
                                                 Director, Trenton Savings Bank, a financial
                                                 institution.

TERM EXPIRES 1998

Campbell, Stewart F. (4)(7)(8).................  Chairman and Chief Executive Officer of the              64           1992
                                                 Company since 1995; Financial Vice President
                                                 and Secretary of the Alfred P. Sloan Foundation,
                                                 a philanthropic foundation.


Cotter, John J.................................  Partner in the law firm of Cotter, Cotter &              71           1980
                                                 Sohon, Bridgeport, CT.

Hogan, John B. (2)(3)(5).......................  Secretary of the Company; Partner in the law             66           1992
                                                 firm of Hogan & Sarzynski, Binghamton, NY.

Price, Richard L., Jr. (1)(2)(4)(6)............  Vice President of the Company; President and             42           1994
                                                 Director, Ray Price Chevrolet, Inc.; President
                                                 and Director, Raymond Price, Inc., Cresco, PA,
                                                 a Ford dealership; President and Director, Ray
                                                 Price Mt. Pocono Ford Sales, Inc.

                                                         PRINCIPAL OCCUPATION AT PRESENT
                                                           AND DURING PAST FIVE YEARS;
                     NAME                          DIRECTORSHIPS IN OTHER PUBLIC CORPORATIONS         AGE      DIRECTOR SINCE
- -----------------------------------------------  -----------------------------------------------  -----------  ---------------
TERM EXPIRES 1997

Campbell, John B. (4)(5).......................  Vice President of the Company; Director of               73           1982
                                                 Mannington Mills, Inc., a manufacturer of vinyl
                                                 flooring, and Wellco Carpet Corporation, a
                                                 manufacturer of contract carpets; Director, New
                                                 Jersey Manufacturing Insurance Company and New
                                                 Jersey Manufacturing Reinsurance Company,
                                                 Trenton, NJ.

Clarke, F. David (6)...........................  Director of Clarke-Hook Corporation, a company           70           1991
                                                 engaged in the business of industrial property
                                                 construction, ownership and management.

Doherty, Evelyn M. (3)(5)......................  Sales Associate for Rumson Realty, Rumson, NJ            54           1991
                                                 since 1991; Sales Associate for Bob Warncke
                                                 Associates, Middletown, NJ, prior thereto.

Miller, Donald H. (1)(3)(4)....................  Treasurer of the Company; Chairman of the Board          74           1981
                                                 and President, Donald H.
                                                 Miller, Inc., a marine
                                                 insurance company; Treasurer of
                                                 the Company from 1989 to 1992;
                                                 Chairman of the Board of
                                                 National Cargo Bureau, Inc., a
                                                 national marine cargo and ship
                                                 surveying company.

- ------------------
(1) Member of the Audit and Finance Committee.
(2) Member of the Nominating Committee.
(3) Member of the Insurance Committee.
(4) Member of the Executive Committee.
(5) Member of the Planning and Development Committee.
(6) Member of the Maintenance Committee.
(7) Member of the Compensation Committee.
(8) Mr. Stewart F. Campbell is an ex-officio member of the Audit and Finance, Insurance, Maintenance, Nominating, and Planning and Development Committees.

     In 1995, the Board of Directors held five formal meetings. The Board of Directors has several standing committees, including an Executive Committee, a Compensation Committee, an Audit and Finance Committee and a Nominating Committee. The Executive Committee is authorized to exercise the powers of the full Board of Directors between meetings thereof, except that its authority does not extend to certain fundamental matters. The Company's Executive Committee did not meet during 1995. The Compensation Committee, which met twice during 1995, reviews and recommends changes in management compensation. The Audit and Finance Committee is primarily concerned with recommending the selection of the Company's independent certified public accountants and reviewing the scope of their audit and the Company's annual financial reports. In 1995, the Audit and Finance Committee met four times. The Nominating Committee, which met twice during 1995, is responsible for recommending nominees to serve on the Board of Directors. The Nominating Committee will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Stockholders should, no later than December 6, 1996, send any such suggestions to the attention of the Corporate Secretary of the

Company at the address set forth on the first page hereof if they wish such suggestions to be considered with respect to the 1997 Annual Meeting.

     The Company also has a Maintenance Committee, Insurance Committee and Planning and Development Committee, each of which met once. The Maintenance Committee formulates and recommends plans and procedures for maintaining facilities at Skytop Lodge. The Insurance Committee reviews the insurance coverage for the Company and its subsidiary, Skytop Lodges, Inc. The Planning and Development Committee formulates and recommends plans for development of the real property surrounding Skytop Lodge.

     During 1995, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of which he or she was a member during the periods that he or she served.

                             II. SECURITY OWNERSHIP

     The following table presents information as of December 31, 1995, as to Common Stock and Preferred Stock of the Company beneficially owned by each director and nominee for director and by all directors, nominees for director and executive officers of the Company as a group. To the Company's knowledge, no person owns more than 5% of any class of the Company's voting securities. The address of each director, nominee for director and executive officer of the Company is: c/o Pocono Hotels Corporation, Skytop Lodge, Skytop, Pennsylvania 18357.

                                                                SHARES BENEFICIALLY
                                                                       OWNED                       PERCENT OF CLASS
                                                            ------------------------------  ------------------------------
                           NAME                                COMMON         PREFERRED        COMMON         PREFERRED
- ----------------------------------------------------------  -------------  ---------------  -------------  ---------------
John B. Campbell..........................................           25(1)           25(1)        *               *
Stewart F. Campbell.......................................           35              25           *               *
F. David Clarke...........................................           60              60           *               *
John J. Cotter............................................           35(2)           35(2)        *               *
Gardner R. Cunningham.....................................           47(3)           45(3)        *               *
Evelyn M. Doherty.........................................          178             140          1.8             1.5
John B. Hogan.............................................           20              20           *               *
John V.N. Klein...........................................           10              10           *               *
Donald H. Miller..........................................          100             100          1.0             1.1
Richard L. Price, Jr......................................           30              35           *               *
Dan Raymond...............................................           62              62           *               *
Charles E. Stokes, III....................................            5(4)            5(4)        *               *
All Directors, nominees and executive officers as a group
(12 persons) (1)(2)(3)(4).................................          607             562          6.2             6.0

- ------------------
*Less than 1%

(1) Includes 15 shares of Common Stock and 15 shares of Preferred Stock owned by Mr. Campbell's wife as to which Mr. Campbell disclaims beneficial ownership.

(2) Includes 25 shares of Common Stock and 25 shares of Preferred Stock owned by Mr. Cotter's wife as to which Mr. Cotter disclaims beneficial ownership.

(3) Includes 22 shares of Common Stock and 20 shares of Preferred Stock owned by Mr. Cunningham's wife as to which Mr. Cunningham disclaims beneficial ownership.

(4) Includes 5 shares of Common Stock and 5 shares of Preferred Stock owned of record by Mr. Stokes' mother as to which Mr. Stokes holds power of attorney.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and Preferred Stock of the

Company. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1995, all persons subject to these reporting requirements complied with all applicable Section 16(a) filing requirements.

     The following table lists certain information regarding the Company's Executive Officers as of March 26, 1996.

                               EXECUTIVE OFFICERS

                                                     PRESENT POSITIONS
                                                    WITH REGISTRANT AND
                                                    PRINCIPAL OCCUPATION             HAS HELD PRESENT OFFICE(S)
             NAME                   AGE            DURING PAST FIVE YEARS              WITH REGISTRANT SINCE
- ------------------------------  -----------  ----------------------------------  ----------------------------------
Stewart F. Campbell...........          64   Chief Executive Officer             Director since 1992;
                                             of the Registrant;                  Chairman of the Board
                                             Financial Vice President            and Chief Executive
                                             and Secretary of the Alfred         Officer since 1995
                                             P. Sloan Foundation, a
                                             Philanthropic foundation

     The executive officer does not have any family relationship with any director, or any person nominated or chosen by the Company to become a director or executive officer and was not selected as an officer pursuant to an arrangement or understanding between him and any other person.

                          III. EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during fiscal 1995, 1994 and 1993 by the Company's Chief Executive Officers (the "Named Officers"). None of the Company's executive officers received compensation in excess of $100,000 during fiscal 1995. The Company does not have any stock option plans or deferred compensation plans applicable to the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                              ANNUAL COMPENSATION
                                                                                        --------------------------------
                                 NAME AND                                                                 ALL OTHER
                            PRINCIPAL POSITION                                 YEAR       SALARY      COMPENSATION (1)
- ---------------------------------------------------------------------------  ---------  -----------  -------------------
Stewart F. Campbell........................................................     1995       $ 0            $ 3,450
  (Chairman of the Board and
  Chief Executive Officer)
Gardner R. Cunningham......................................................     1995       $ 0            $ 3,450
  (formerly the Chairman and Chief                                              1994       $ 0            $ 3,000
  Executive Officer)                                                            1993       $ 0            $ 4,500

- ------------------
(1) Reflects directors fees.

     Each director receives a fee of $750 for each meeting of Directors attended and is entitled to a reduced rate, subject to certain limitations, for stays at Skytop Lodge. No other fees are paid to the Named Officers or directors for services rendered in that capacity.

                       IV. INDEPENDENT PUBLIC ACCOUNTANTS

     On the recommendation of the Finance and Audit Committee, the firm of KPMG Peat Marwick L.L.P. has been appointed by the Board of Directors to audit the Company's financial statements for the current fiscal year. The same firm conducted the audit for the Company's fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995. The persons named in the accompanying proxy will vote to ratify the appointment of KPMG Peat Marwick L.L.P. as the Company's auditors for 1996 unless contrary instructions are received. If the stockholders do not ratify this appointment, other auditors will be considered and appointed by the Board of Directors. Management does not anticipate that a representative from KPMG Peat Marwick L.L.P. will attend the Annual Meeting.

                                V. OTHER MATTERS

     The Board of Directors does not intend to present for action at the Annual Meeting any matters other than those discussed herein and knows of no matters which other persons may present to the meeting for action. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares of stock represented by proxies held by them on any such matters in accordance with their judgment of what is in the best interest of the Company.

     In order to be considered for inclusion in the 1997 proxy and proxy statement, stockholder proposals for the 1997 Annual Meeting must be received by the Company no later than December 6, 1996 at the address set forth on the first page hereof, Attention: Secretary.

     The Annual Report of the Company, which includes financial statements for the fiscal year ended December 31, 1995, on which no action will be asked at the Annual Meeting, is being mailed to stockholders together with this proxy statement. It is not to be regarded as proxy solicitation material.

                           POCONO HOTELS CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby appoints Stewart F. Campbell and Dan Raymond, or either of them, with full power of substitution, as the undersigned's proxies to vote all the shares of Common Stock of Pocono Hotels Corporation (the "Company") held of record by the undersigned on March 25, 1996, at the Annual Meeting of Stockholders of the Company to be held May 23, 1996 and at any adjournment thereof.

    1. ELECTION OF DIRECTORS:

      Nominees: Gardner R. Cunningham, John V. N. Klein, Dan Raymond and Charles
E. Stokes, III

/ / FOR                 / / WITHHOLD AUTHORITY
    All nominees listed     To vote for all nominees listed

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

  ------------------------------------------------------------------------------

    2. Appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the year ending December 31, 1996.

                / / FOR         / / AGAINST         / / ABSTAIN

    3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

             You are urged to sign and return this proxy so that you
                   may be sure that your shares will be voted.

                          (CONTINUED ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

                                            Please sign exactly as your name
                                            appears hereon, date and return
                                            promptly. When shares are held by
                                            joint tenants, both should sign.
                                            Executors, administrators,
                                            trustees and other fiduciaries
                                            should indicate their capacity
                                            when signing.

                                            Dated: ___________________ , 1996

                                            ---------------------------------
                                                Signature of Stockholder

                                            ---------------------------------
                                                 Signature of Stockholder


        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE

                                 Annual Report

                            POCONO HOTELS CORPORATION

                           Wilmington, Delaware 19801


                                                                   April 5, 1996

Dear Pocono Hotels Stockholder:

         Enclosed is the Annual Report from our Company for the year ending December 31, 1995, as well as a Notice of Meeting, Proxy Statement, Proxy Card and return envelope.

         Fiscal 1995 was an encouraging year for Skytop Lodges, Inc., the Company's subsidiary. Continued marketing promotions and sales efforts helped increase occupancy from 45.7% to 49.5%, which resulted in a 12% revenue improvement over 1994. Profit for Skytop Lodges, Inc. increased as a result of improved sales and cost containment programs, which allowed us to maintain an aggressive capital spending program. No cluster homes were sold during 1995, however, which resulted in an overall negative impact on sales and profitability for Skytop Lodges, Inc.

         With the increased available cash in 1995, we completed several significant capital improvements, including roof dormer upgrades and repairs, upgraded banquet/meeting room facilities, a complete redesign and reconstruction of the front desk/reservations areas and sales office, development of a new driving range and an expanded in-house laundry. These capital improvements have improved guest service and employee working conditions. Our goal is to provide our guests with the best service possible.

         The cluster homes project continued in 1995 with the construction of two additional units, bringing the total to 30 units built and 28 sold. The cost of these two additional units was funded internally. In 1996, we expect to sell the remaining two units and complete the construction and sale of the last two units of this project for a total of 32 units. In addition, with the implementation of our new sales and marketing computer systems, we should see continued successful marketing initiatives. Along with other capital improvements, a major room renovation project has begun as well as construction of a new guest cottage.

         Most importantly, we want to recognize the outstanding contributions that our managers and employees have made to Skytop. The success of Skytop in 1995 is a result of their hard work, creativity, dedication, teamwork and effort, of which we are most appreciative. Their devotion to the many wonderful traditions of Skytop has continued to ensure that it is a great place to visit and work.

         We thank you for your continued support.

                                            Sincerely,


/s/ Stewart F. Campbell                                   /s/ Edward F. Mayotte
Stewart F. Campbell                                           Edward F. Mayotte
Chairman of the Board                                         Vice President

                        DIRECTORS AND EXECUTIVE OFFICERS


                                                      Positions with Pocono Hotels
                                                   Corporation and Present Occupation
                                                   ----------------------------------
JOHN B. CAMPBELL.........................   Director and Vice President of the Company;
                                            Director of Mannington Mills, Inc.,
                                            a manufacturer of vinyl flooring,
                                            and Wellco Carpet Corporation, a
                                            manufacturer of contract carpets.

*STEWART F. CAMPBELL.....................   Director; Chairman of the Board and Chief
                                            Executive Officer; Financial Vice President and
                                            Secretary of the Alfred P. Sloan Foundation.

F. DAVID CLARKE..........................   Director; Director of Clarke-Hook Corporation, a
                                            company engaged in industrial property
                                            construction, ownership and management.

JOHN J. COTTER...........................   Director; Partner, Cotter, Cotter & Sohon,
                                            attorneys, Bridgeport, CT.

GARDNER R. CUNNINGHAM....................   Director; Retired.

EVELYN M. DOHERTY........................   Director; Sales Associate for Rumson Realty,
                                            Rumson, NJ.

JOHN B. HOGAN............................   Director and Secretary of the Company; Partner,
                                            Hogan & Sarzynski, Attorneys, Binghamton, NY.

JOHN V.N. KLEIN..........................   Director; Partner, Meyer, Suozzi, English &
                                            Klein, Attorneys, Mineola, NY.

DONALD H. MILLER.........................   Director and Treasurer of the Company; Chairman
                                            of the Board and President, Donald H. Miller,
                                            Inc., a marine insurance company.

RICHARD L. PRICE, JR.....................   Director and Vice President of the Company;
                                            President and Director, Ray Price
                                            Chevrolet Inc.; Cresco, PA.;
                                            President and Director Raymond
                                            Price, Inc., Cresco, PA.; President
                                            and Director Ray Price Mt.
                                            Pocono Ford Sales, Inc.

DAN RAYMOND..............................   Director and Vice President of the Company;
                                            Retired.

CHARLES E. STOKES, III...................   Director; President of The Home Rubber Company,
                                            Trenton, NJ, a manufacturer of
                                            industrial rubber goods; Director,
                                            Trenton Savings Bank, a financial
                                            institution.

- --------------------------

*  Executive Officer of Pocono Hotels Corporation

         The Annual Report of Pocono Hotels Corporation on Form 10-KSB for the fiscal year ended December 31, 1995 (including financial statements and schedules but without exhibits) is available without charge on written request. Copies of exhibits to the Form 10-KSB also will be furnished upon request and the payment of a reasonable fee. Please address your request to Pocono Hotels Corporation, 1209 Orange Street, Wilmington, Delaware 19801, Attention:
Secretary.

                             SELECTED FINANCIAL DATA

         The following table sets forth certain selected consolidated financial data and is qualified in its entirety by the more detailed Consolidated Financial Statements included herein:

                                                                    Year Ended December 31,
            Selected Income Statement Data                -------------------------------------------
      (In Thousands Except Per Common Share Data)         1995     1994      1993      1992      1991
      -------------------------------------------         ----     ----      ----      ----      ----
Revenues..............................................   $9,396    $9,660    $9,277    $9,364    $9,609
Income (loss) before extraordinary item...............      102       218      (246)      (46)      (11)
Net income (loss).....................................       41       101      (124)      225       (11)
Earnings per Common Share ............................    (2.49)     3.60    (19.39)    16.26     (7.82)


                                                                    Year Ended December 31,
      Selected Balance Sheet Data                        --------------------------------------------
            (In Thousands)                                1995     1994      1993      1992      1991
      ---------------------------

Total assets..........................................   $5,471    $5,422    $5,356    $6,211    $5,621
Long-term debt........................................      ---       ---       ---       ---        15
Stockholders' equity..................................    4,362     4,443     4,408     4,570     4,382


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY

         The following table sets forth for the periods indicated percentages, which certain items contained in the financial data bear to revenues of the
Company:


                                                              Relationship to
                                                              Total Revenues
                                                                Year Ended
                                                               December 31,
                                                           -----------------
                                                           1995         1994
                                                           ----         ----
Revenues
         Rooms                                             44.6%        40.2%
         Food and Beverage                                 39.7         33.9
         Golf and Other Sports                              8.4          8.1
         Sundry Departments                                 3.0          2.9
Sale of Clustered Homes                                     0.4         13.4
Other Income                                                4.0          1.4
                                                           ----        -----
Total Revenues                                            100.0        100.0

Food and Beverage Expense                                  30.3         26.1
Cost of Clustered Homes                                     0.4         10.0
Other Operating Expense                                    44.6         38.7
                                                          -----        -----
Gross Margin                                               24.7         25.2

Administrative and General Expenses                        17.2         17.1
Interest Expense                                            ---           .2
Depreciation                                                6.4          5.7
Provision for Income Taxes                                  0.7          1.2
                                                           ----         ----
Net Income (loss)                                           0.4%         1.0%
                                                           ====         ====


LIQUIDITY AND CAPITAL RESOURCES:

         Working Capital Ratios: This ratio is considered to indicate a Company's ability to meet its short-term obligations.

                                                    1995             1994
                                                    ----             ----
     Working Capital (in thousands)                 $88.4           $636.0
     Working Capital Ratio                          1.09x1           1.77x1

         Reference is made to the Consolidated Statement of Changes in Financial Condition contained herein.

         Cash flow from operations, together with available credit facilities, are the Company's primary source of liquidity. Net cash provided by operating activities was approximately $110,000 in 1995 and $1,055,000 in 1994, the decrease primarily due to the lack of cluster homes sales in 1995.

         Capital expenditures totaled approximately $627,000 and $310,000 in 1995 and 1994, respectively. Capital expenditures during 1995 consisted of roof dormer upgrades and repairs, upgraded banquet/meeting room facilities, a complete redesign and reconstruction of the front desk/reservation areas and sales office, development of a new driving range and an expanded in-house laundry. Capital improvements planned for 1996 include spending of approximately $1,000,000 on the commencement of a major rooms renovation project, an additional guest cottage and continuing upgrades to our facilities and grounds.

         During 1992, the Company, through its subsidiary, negotiated a construction loan line of credit for $2,500,000, which expired on December 31, 1994 and was not renewed, related to its clustered homes development project. During 1994, the Company drew on approximately $279,000 to construct three clustered home units, all of which was repaid from the sale of four units. During 1995, the Company constructed two additional cluster homes, funded internally. At December 31, 1995 the Company had two units available for sale.

         The Company has additional available unsecured lines of credit totaling $1,500,000, expiring between June 1996 and August 1996, which provide for interest at the lender's prime rate. The lines of credit are utilized to support hotel operations during the hotel's off season and are expected to be renewed or renegotiated prior to their expiration on comparable terms.

         The Company presently expects to be able to meet its debt obligations, finance operations and capital expenditures, as well as provide for the completion of its clustered homes development project through internally generated cash flow and utilization of bank credit and loan facilities.

RESULTS OF OPERATIONS

         The Company's net income for 1995 was $41,472 or $(2.49) per common share, compared to 1994's net income of $101,317 or $3.60 per share. The decrease is due to the reduced activity in the sale of clustered homes in 1995 compared to 1994.

         Revenues: Revenues for the Company in 1995 decreased to $9,396,395 from $9,659,794 in 1994, primarily due to the lack of cluster home sales in 1995 ($28,234 in 1995 versus $1,298,391 in 1994) partially offset by an increase in total lodge revenue ($9,356,146 in 1995 versus $8,360,432 in 1994). The occupancy of the resort increased to 49.5% in 1995 from 45.7% in 1994. Guest counts increased to 57,527 in 1995 from 53,138 in 1994. The improvement in the general economy and a concentrated sales effort contributed to the improvement in group business.

         Operating Costs and Expenses: Food and beverage costs and expenses increased by $328,607 in 1995, to $2,846,285, compared to $2,517,678 in 1994.
This increase resulted primarily from an increase in sales related to increased occupancy, which caused a proportional increase in cost of sales and other variable costs. Other operating expenses increased to $4,185,281 in 1995 from $3,736,165 in 1994, primarily due to the increase in sales volume. Improvements to employee uniforms, guest room supplies, promotional activity, guest entertainment and employee compensation all contributed to the increase in operating costs. Cost of clustered homes also decreased, dropping to $32,666 in 1995 from $970,008 in 1994. This decrease resulted from no sales in 1995 compared to four units in 1994.

         Administrative, General and Other Overhead Expenses: Administrative and general expenses decreased to $1,620,180 in 1995 from $1,647,405 in 1994, primarily due to lower workers' compensation costs. Interest expense decreased by approximately $17,000 due to decreased borrowing needs.

         Provisions for Income Taxes: The provision for income taxes was $60,641 at December 31, 1995, as compared to income tax of $116,329 at December 31, 1994.

                          Independent Auditors' Report



The Stockholders
Pocono Hotels Corporation:


We have audited the accompanying consolidated balance sheets of Pocono Hotels Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pocono Hotels Corporation and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP

New York, New York
February 19, 1996

                   POCONO HOTELS CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1995 and 1994


                                                                               1995             1994
                                                                             --------        --------
                                    Assets
Current assets:
   Cash and cash equivalents (note 1).............................           $222,661         $862,297
   Accounts receivable ...........................................            432,288          351,180
   Inventories (note 1)...........................................            153,011          148,232
   Prepaid expenses...............................................            255,246          103,009
                                                                             --------        ---------
       Total current assets.......................................          1,063,206        1,464,718
                                                                            ---------        ---------

Investments:
   Other, at cost.................................................             42,851           42,851
                                                                            ---------        ---------

Property, plant and equipment, at cost:
   Land and land improvements.....................................          1,771,054        1,654,038
   Buildings......................................................          6,976,600        6,698,868
   Furniture, equipment and other assets..........................          6,142,177        5,909,723
                                                                           ----------       ----------
       Total......................................................         14,889,831       14,262,629
   Less accumulated depreciation and
   amortization...................................................         11,354,675       10,749,953
                                                                           ----------       ----------
                                                                            3,535,156        3,512,676
Construction in progress..........................................             --               36,581
                                                                           ----------       ----------
                                                                            3,535,156        3,549,257
                                                                           ----------       ----------
Clustered homes held for sale (note 1)............................            830,064          365,307
                                                                           ----------       ----------
                                                                           $5,471,277       $5,422,133
                                                                           ==========       ==========
                  Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable...............................................         $  330,952        $ 294,358
   Accrued expenses...............................................            224,300          234,567
   Accrued taxes (note 3).........................................            146,798           96,261
   Advance deposits...............................................            272,765          203,498
                                                                           ----------       ----------
       Total current liabilities..................................            974,815          828,684
                                                                           ----------       ----------
Deferred income tax liability (note 3)............................            134,313          150,143
                                                                           ----------       ----------

Commitments (notes 2 and 4).......................................
Stockholders' equity (note 2):
   Capital stock:
       Preferred stock -- 7% cumulative -- $100 par value; authorized 12,000 shares, issued and outstanding
       9,423 shares...............................................            942,300          942,300
   Common stock -- no par value; authorized
     16,000 shares, issued 13,994 shares........................              259,080          259,080
                                                                           ----------       ----------
    Total capital stock...........................................          1,201,380        1,201,380
   Retained earnings..............................................          3,217,466        3,298,623
                                                                           ----------       ----------
                                                                            4,418,846        4,500,003

Less treasury stock, at cost:
   Common stock -- 4,182 shares...................................             56,697           56,697
                                                                           ----------        ---------
       Total stockholders' equity.................................          4,362,149        4,443,306
                                                                           ==========        =========
                                                                           $5,471,277        5,422,133

          See accompanying notes to consolidated financial statements.

                   POCONO HOTELS CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Operations

                     Years ended December 31, 1995 and 1994


                                                                              1995            1994
                                                                            --------         -------
Revenues:
 Rooms............................................................         $4,189,845        3,884,634
 Food and beverage................................................          3,730,503        3,278,652
 Sales of cluster homes...........................................             28,234        1,298,391
 Golf and other sports............................................            793,207          782,253
 Sundry departments...............................................            280,682          278,058
 Other income.....................................................            373,924          137,806
                                                                           ----------       ----------
                                                                            9,396,395        9,659,794
                                                                           ----------       ----------
Operating costs and expenses:
   Food and beverage.............................................           2,846,285        2,517,678
   Hotel operating...............................................           4,185,281        3,736,165
   Cost of cluster homes.........................................              32,666          970,008
   Administrative and general....................................           1,620,180        1,647,405
   Interest expense (note 4).....................................               5,148           22,315
   Depreciation and amortization.................................             604,722          548,577
                                                                            ---------       ----------
                                                                            9,294,282        9,442,148
                                                                           ----------       ----------

   Income before provision for
     income taxes................................................             102,113          217,646
Provision for income taxes (note 3)..............................              60,641          116,329
                                                                            ---------       ----------
   Net income....................................................              41,472          101,317
Dividends on preferred stock (note 1)............................              65,961           65,961
                                                                            ---------       ----------
   Net (loss) income applicable to
    common stockholders..........................................           $(24,489)           35,356
                                                                            =========       ==========
Net (loss) income per common share (note 1)......................           $  (2.49)             3.60
                                                                            =========       ==========





          See accompanying notes to consolidated financial statements.

                   POCONO HOTELS CORPORATION AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                     Years ended December 31, 1995 and 1994


                                                                                                        Total
                                               Preferred      Common       Treasury    Retained     stockholders'
                                                 stock        stock         stock      earnings         equity
                                                --------    --------       --------   ----------     ------------
Balance at December 31, 1993.................   $942,300     259,080       (56,697)    3,263,337       4,408,020

Net income for the  year.....................        ---         ---            ---      101,317         101,317

Dividends on preferred stock at $7
  per share  (note 2)........................        ---         ---            ---      (66,031)        (66,031)
                                                 -------     -------       --------    ---------       ---------

Balance at December 31, 1994.................    942,300     259,080       (56,697)    3,298,623       4,443,306

Net income for the year......................        ---         ---            ---       41,472          41,472

Dividends on preferred  stock  at  $13
  per share (note 2).........................        ---         ---            ---     (122,629)       (122,629)

Balance at December 31, 1995.................   $942,300     259,080       (56,697)    3,217,466       4,362,149
                                                ========    ========       ========   ==========       =========








          See accompanying notes to consolidated financial statements.

                   POCONO HOTELS CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1995 and 1994

                                                                                          1995             1994
                                                                                        --------         --------
Cash flows from operating activities:
     Net income.....................................................................    $ 41,472          101,317
                                                                                        --------        ---------
     Adjustments to reconcile net income to net cash provided by operating activities:

         Depreciation and amortization..............................................     604,722          548,577
         Changes in operating assets and liabilities:
          Increase in accounts receivable...........................................     (81,108)          (2,989)
          Increase in inventories...................................................      (4,779)          (1,957)
          (Increase) decrease in prepaid expenses...................................    (152,237)          31,209
          (Increase) decrease in clustered homes
              held for sale.........................................................    (464,757)         290,747
          Decrease in construction in progress......................................      36,581           37,964
          Increase (decrease) in accounts payable...................................      36,594          (48,449)
          Decrease in deferred income tax liability.................................     (15,830)         (15,677)
          Decrease (increase) in accrued expenses...................................     (10,267)         115,173
          Increase in accrued taxes.................................................      50,537           30,754
          Increase (decrease) in advance deposits...................................      69,267          (32,056)
                                                                                        --------        ---------
              Total adjustments.....................................................      68,723          953,296
                                                                                        --------        ---------
              Net cash provided by operating activities.............................     110,195        1,054,613
                                                                                        --------        ---------
Cash flows from investing activities:
     Purchase of property, plant and equipment......................................    (627,202)        (309,712)
                                                                                        ---------       ---------
Cash flows from financing activities:
     Proceeds of construction loan..................................................        --            278,883
     Payments on construction loan..................................................        --           (278,883)
     Dividends......................................................................    (122,629)         (66,031)
                                                                                        ---------        --------

         Net cash used in financing activities......................................    (122,629)         (66,031)
                                                                                        ---------       ---------
         Net (decrease) increase in cash and
          cash equivalents..........................................................    (639,636)         678,870
Cash and cash equivalents at beginning of year......................................     862,297          183,427
                                                                                        --------        ---------
Cash and cash equivalents at end of year............................................    $222,661          862,297
                                                                                        ========        =========

Supplemental disclosures of cash flow information:
     Income taxes paid..............................................................     116,460           25,949
                                                                                       =========        =========

     Interest paid (net of amounts capitalized).....................................   $   --              22,315
                                                                                       =========        =========



          See accompanying notes to consolidated financial statements.

                            POCONO HOTELS CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1995 and 1994


(1)  Significant Accounting Policies

     Consolidation

     The consolidated financial statements include the accounts of Pocono Hotels Corporation (the Company) and its wholly owned subsidiaries, Skytop Lodges, Inc. and its subsidiary, Skytop Development Corporation (the Subsidiary) and Hotel Securities Corporation. In consolidation, all intercompany balances and all intercompany profit and losses on transactions were eliminated.

     Inventories

     Food, beverage and other hotel supplies are stated at the lower of cost or market, with cost determined principally on a first-in, first-out basis.

     Inventories consist of:

                                  December 31,
                                                  -------------------------
                                                    1995              1994
                                                  --------          -------

                  Food                            $ 47,928           62,811
                  Beverage                          17,253           22,364
                  Other hotel supplies              87,830           63,057
                                                   -------          -------

                                                  $153,011          148,232
                                                   =======          =======


         Clustered Homes Held for Sale

         Land and improvements in process relating to the Subsidiary cluster home project are carried at cost, which is not in excess of net realizable value. Interest on the construction loan and other costs directly related to inventory are capitalized to completion of construction. For the years ended December 31, 1995 and 1994 approximately $0 and $5,100 of interest was capitalized in inventory, respectively. At December 31, 1995, the Company had two units available for sale.

         Depreciation and Amortization

         Depreciation and amortization of property, plant and equipment is provided as follows:


                                                                         Method of
                                                                       depreciation
                                                 Estimated                and
                                                useful life            amortization
                                                -----------            ------------
                  Buildings                     10-56 years            Straight-line and
                  Furniture, equipment           3-15 years            various accelerated
                  and other assets                                     methods
                  Dams                          20-75 years            Straight-line
                  Water and Sewerage            10-50 years            Straight-line and
                  System                                               various accelerated
                                                                       methods



                            POCONO HOTELS CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




         Repair and maintenance expenditures are charged to expense when incurred. Expenditures for betterments and major renewals are added to the applicable property or equipment account. Upon sale or retirement of property, the cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in the statement of operations.

         Revenue Recognition

         Sales of cluster homes and related costs and expenses are recognized when construction is completed and the sale is closed. Cost of units sold is determined on the basis of direct cost accumulations applicable to such units increased by their proportionate share of estimated total project development costs.

         Cash and Cash Equivalents

         For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents.

                                  December 31,
                                                  -----------------------------
                                                    1995                 1994
                                                  --------             --------

                  On hand and in banks            $102,396              854,081
                  Money market funds               120,265                8,216
                                                   -------              -------

                                                  $222,661              862,297
                                                   =======              =======


         Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Financial Instruments

         The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company's cash and interest-bearing deposits, accounts receivable, accounts payable, accrued expenses, accrued taxes, advance deposits and long-term debt are carried at cost, which approximates fair value.

POCONO HOTELS CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements -- (Continued)
December 31, 1995 and 1994


         Use of Estimates

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         Earnings Per Share

         Income (loss) per common share, based on the weighted average number of shares outstanding of 9,812 in 1995 and 1994 after recognition of preferred stock dividend requirements of $65,961 in 1995 and 1994, respectively, is as follows:

                                                          1995               1994
                                                          ----               ----
                  Net income                              $ 4.23             10.32
                  Dividends on preferred stock             (6.72)            (6.72)
                                                           -----             -----

                    Net (loss) income applicable
                     to common stockholders              $ (2.49)             3.60
                                                           =====             =====


         Reclassifications

         Certain items in 1994 have been reclassified to conform with the 1995 presentation.

(2)      Capital Stock

         During 1981, the Board of Directors authorized the Company's Executive Committee, at its discretion, to purchase, on the open market, shares of the Company's 7% cumulative preferred stock and common stock, provided that such purchases do not impair the capital of the Company. It was further resolved that any shares of 7% cumulative preferred stock purchased would be retired and any shares of common stock acquired would be held in treasury.

         The 7% cumulative preferred stock of the Company may be redeemed in whole or in part at the option of the Board of Directors by paying the cumulative preferred stock dividends in arrears to such shares. No shares of 7% cumulative preferred stock were redeemed during 1995 and 1994.

         At December 31, 1995 and 1994, the Company's arrearage in cumulative preferred stock dividends per share amounted to $223.50 and $229.50, respectively. The total for all such shares outstanding at those dates amounted to $2,106,040.50 and $2,162,578.50, respectively.

         During 1995, the Company declared and paid preferred dividends of $13 per share, representing the 1994 dividend of $7 per share and $6 per share representing the remaining dividends for 1992 and 1991. During 1994, the Company declared and paid preferred dividends of $7 per share, representing the 1993 dividend.

POCONO HOTELS CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements -- (Continued)
December 31, 1995 and 1994


(3)      Income Taxes

         Income tax provision (recovery) is comprised of the following:


                                                         1995            1994
                                                       --------        -------
                  Current:
                           Federal income tax          $ 34,564         69,884
                           State income tax              41,907         30,137
                                                        -------        -------
                                                         76,471        100,021
                                                        -------        -------
                  Deferred:
                           Federal income tax            (5,418)        16,308
                            State income tax            (10,412)           --
                                                        -------        -------
                                                        (15,830)        16,308
                                                       $ 60,641        116,329
                                                       ========        =======



         Total tax expense varies from the amount which would be provided by applying the Federal normal income tax rate (34%) to income before provision for (recovery of) income taxes. The reasons for the difference are as follows:

                                                         1995              1994
                                                       --------           ------
                  Tax (recovery of) computed at
                     statutory rates (34%)            $  28,362           73,800
                  State income tax                       23,620           19,890
                  Permanent difference                    8,659           22,639
                                                       --------          -------
                           Total                      $  60,641          116,329
                                                       ========          =======


         Deferred tax assets of approximately $45,000 and $51,800 at December 31, 1995 and 1994, respectively, are principally comprised of temporary differences arising from the recognition of certain costs. In addition, the Company has a deferred tax liability of approximately $180,000 and $202,000 at December 31, 1995 and 1994, respectively, which is principally comprised of temporary differences which arose from the recognition of a gain resulting from the involuntary conversion of fully depreciated assets destroyed in a fire.


(4)      Commitments

         The Company's Subsidiary has unsecured lines of credit totaling $1,500,000 which require annual interest at the lender's prime rate and expire between June 1996 and August 1996. The Company had no borrowings at December 31, 1995 or 1994 under these lines of credit.

         Letters of Credit

         The Company, through its Subsidiary, has issued an irrevocable letter of credit for $8,331 in favor of Barrett Township, which obligates the Subsidiary to complete certain grading, road paving and installation of utilities at the site. The letters of credit expire in November 7, 1996 or when the improvements are completed and inspected by the Township.


(5)      Business Segment Information

         The Company operates in two business segments: Resort Hotel and Real Estate Development.

         The Resort Hotel segment operates lodging, food and beverage, golf and other recreational facilities, catering principally to family and convention business.

POCONO HOTELS CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements -- (Continued)
December 31, 1995 and 1994


         The Real Estate Development segment constructs and markets cluster homes and develops single family homes.




                                                             Resort                Real Estate
                                                              Hotel                Development              Total
                                                           -----------             -----------           ----------
For the year ended December 31, 1995:
     Revenues.........................................     $ 9,356,841                39,554              9,396,395
                                                             =========                ======              =========
     Operating profit.................................         203,643               (96,382)               107,261
                                                             =========                ======
     Interest expense.................................                                                       (5,148)
                                                                                                          ---------
            Income before income taxes................                                                      102,113
                                                                                                          =========
     Identifiable assets..............................     $ 4,700,052               771,225              5,471,277
                                                             =========               =======              =========
     Capital expenditures............................      $   627,000                 --                   627,000
                                                             =========               =======              =========
     Depreciation and amortization....................     $   600,716                 4,006                604,722
                                                             =========               =======              =========
For the year ended December 31, 1994:
     Revenues.........................................     $ 8,360,704             1,299,090              9,659,794
                                                             =========             =========              =========
     Operating profit.................................          79,770               160,191                239,961
     Interest expense.................................                                                      (22,315)
                                                                                                          ---------
            Income before income taxes................                                                      217,646
                                                                                                          =========
     Identifiable assets..............................     $ 4,620,770               853,171              5,473,941
                                                             =========             =========              =========
     Capital expenditures.............................     $   309,712                 --                   309,712
                                                             =========              ========              =========
     Depreciation and amortization....................     $   536,683                11,894                548,577
                                                             =========             =========              =========

(6)      Savings and Investment Plan

         Effective March 1, 1984, as amended January 1, 1988, the Board of Directors of a subsidiary approved a defined contribution savings and investment plan for all employees who have completed one year of service. The plan permits qualified employees to contribute annually from 2% to 10% of their salary not to exceed the maximum contributions allowable under the Federal income tax code. The plan also requires that the Board of Directors make an annual determination of the subsidiary's contribution. Approved subsidiary contributions for qualified employees equaled 50% of employees' contributions up to 6% of their salary for 1995 and 100% of employees' contributions up to 6% of their salary for 1994. The total expense related to this plan for 1995 and 1994 amounted to $62,953 and $58,051, respectively.

                             ADDITIONAL INFORMATION


NATURE AND SCOPE OF BUSINESS

     Pocono Hotels Corporation ("Pocono") is a holding company. Skytop Lodges, Inc. ("Skytop"), a wholly-owned subsidiary of Pocono, owns and operates a resort in Skytop, Pennsylvania. Skytop Development Corporation, a wholly-owned subsidiary of Skytop, is engaged in the business of development and sale of clustered homes.

     The resort business is highly competitive. Skytop competes with similar resorts located in the Pocono Mountain region of Pennsylvania and, because of substantial improvements and increases in travel in recent years, throughout the United States.

     Skytop's resort business is seasonal. Traditionally, Skytop's operations from May through October are responsible for nearly all its profits and those of Pocono in any fiscal year. Operations during November through April are usually at a loss. These seasonal fluctuations do not materially affect Pocono's or Skytop's capital expenditures, inventories or the credit terms on which business is done with customers.

     Occupancy at the resort hotel operated by Skytop is derived primarily from the family vacation trade, but is augmented by group business during non-peak periods. Skytop markets its hotel services through various media, primarily newspapers and magazines serving its major markets and direct mail advertising to former guests.

STOCK PRICE AND DIVIDEND INFORMATION

     Although there are a limited number of sales, there is no established public trading market for the Common Stock of the Company. There were no published asked prices during 1995 or 1994. During 1995 and 1994, the high and low per share bid prices for the Company's Common Stock were as follows:

        Fiscal Quarter             High Bid Price              Low Bid Price
        --------------             --------------              -------------
          First 1994                     $60                        $60
          Second 1994                    $60                        $50
          Third 1994                     $60                        $50
          Fourth 1994                    $60                        $50

          First 1995                     $61                        $50
          Second 1995                    $61                        $61
          Third 1995                     $90 1/2                    $61
          Fourth 1995                   $103 1/2                    $88

         According to the National Quotation Bureau, the above quotations represent prices between dealers and do not include retail mark-up, mark-down or commissions. They do not represent actual transactions.

         Dividends of $7.00, $3.00 and $3.00 per share were paid on the Preferred Stock on December 11, 1995, representing dividend arrearages on the Preferred Stock for the years 1994, 1992 and 1991, respectively. A dividend of $7.00 per share was paid on the Preferred Stock on December 12, 1994.

         No dividends have been paid on the Common Stock since the formation of Pocono in 1925. An existing dividend arrearage on the Preferred Stock must be eliminated before dividends are payable on the Common Stock. See Note 2 to the Consolidated Financial Statements.

         As of March 8, 1996, there were approximately 9,812 record holders of the Common Stock and 436 record holders of the Preferred Stock.